Registration No. 33-59059
===========================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                         --------------------------



                      POST-EFFECTIVE AMENDMENT NO. 3

                                    to

                                 FORM S-3



                          REGISTRATION STATEMENT

                                  Under

                        THE SECURITIES ACT OF 1933



                        --------------------------




                   AMERICAN WATER WORKS COMPANY, INC.
           (Exact name of registrant as specified in charter)

               Dividend Reinvestment and Stock Purchase Plan


        Delaware                                   51-0063696
(State of Incorporation)               (I.R.S. Employer Identification No.)




                          1025 Laurel Oak Road
                       Voorhees, New Jersey  08043
                             (609) 346-8200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      W. Timothy Pohl, Esq.                          Copy to:
  General Counsel and Secretary                George W. Patrick, Esq.
American Water Works Company, Inc.             Dechert Price & Rhoads
       1025 Laurel Oak Road                    4000 Bell Atlantic Tower
   Voorhees, New Jersey  08043                   1717 Arch Street
        (609) 346-8200                    Philadelphia, Pennsylvania  19103
(Name, address, including zip code,                (215) 994-2631
and telephone number, including area
code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       EXHIBIT INDEX IS ON PAGE II-5

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                                  PART I

PROSPECTUS

                                  [LOGO]

               DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                         ------------------------

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of American Water Works Company, Inc. (the "Company") provides any record shareholder of the Company's Common Stock or any class of stock senior to its Common Stock ("Senior Stock"), any participant in the Company's Employees' Stock Ownership Plan ("ESOP") and any participant in the Company's Savings Plan for Employees ("Savings Plan"), with a simple, convenient and economical method of accumulating and increasing his or her investment in shares of Common Stock without payment of any brokerage commission or service charge.

     A shareholder who participates in the Plan ("Participant") may choose one of the following options:

          1. A Participant may have all or part of the cash dividends on Common Stock and Senior Stock reinvested in Common Stock, and may also make optional cash payments to purchase Common Stock. Limits on the optional cash payments are stated later in this Prospectus.

          2. A Participant may continue to receive dividends in cash, and may purchase Common Stock through optional cash payments, subject to the limitations stated later in this Prospectus.

     The Plan also permits Eligible Customers, as defined in the Plan, to become Participants.

     The price of shares of Common Stock purchased under the Plan will be 98% of the average of the high and low sale prices for the Company's Common Stock for each of the last five days on which the Common Stock was traded prior to the date of purchase, as published in The Wall Street Journal report of New York Stock Exchange composite transactions.

     Shareholders who do not wish to participate in the Plan will receive dividends paid in cash, as usual. The Plan does not change the Company's dividend policy, which will continue to depend upon earnings, financial requirements and other factors.

     It is suggested that this Prospectus be retained for future reference.

                         ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF THIS PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                         ------------------------

              The date of this Prospectus is April 16, 1998.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which are filed with the Securities and Exchange Commission (the "Commission") are incorporated in this Prospectus by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

          2. The description of Common Stock contained in the Company's Registration Statement No. 333-02279 on Form S-3.

     In addition, all documents filed by the Company with the Commission after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and prior to the termination of the offering made hereby, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from their date of filing.

                          ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago (Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, IL 60661) and New York (Public Reference Room, Suite 1300, 7 World Trade Center, New York, NY 10048). Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information that the Company files electronically with the Commission. Such reports, proxy statements and other information can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, NY 10005, the stock exchange on which the Common Stock of the Company is listed.

     The Company intends to continue its present practice of issuing annual reports to shareholders, containing audited financial statements.

     This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby, and to which reference is hereby made. The Company will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents incorporated by reference in this Prospectus. Written requests should be directed to:

                    American Water Works Company, Inc.
                    1025 Laurel Oak Road
                    P.O. Box 1770
                    Voorhees, NJ 08043
                    Attention: Office of the Secretary

     Telephone requests should be directed to: (609) 346-8290.

                                     2
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                    AMERICAN WATER WORKS COMPANY, INC.
              DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                THE COMPANY

     American Water Works Company, Inc., a Delaware corporation, is the largest investor-owned and most geographically diverse water utility business in the United States. The Company, through its 23 regulated subsidiaries, is primarily engaged in the collection, treatment, distribution and sale of water and, secondarily, sewage treatment services. The Company currently serves more than 860 communities with a total population of approximately 7 million in 22 states. The Company is the issuer of the shares of Common Stock, par value $1.25 per share, offered under the Plan. The Company's general mailing address is 1025 Laurel Oak Road, P.O. Box 1770, Voorhees, NJ 08043, and its telephone number is
(609) 346-8200.

                          THE PLAN ADMINISTRATOR

     BankBoston N.A. (the "Plan Administrator") is responsible for administering the Plan. Its duties are described later in this Prospectus. All communications to the Plan Administrator should be directed to the following address and telephone number:

                        BankBoston N.A.
                        c/o Boston EquiServe, L.P.
                        P.O. Box 8040
                        Boston, MA 02266-8040
                        (800) 736-3001
                        (781) 575-3100

                          PROVISIONS OF THE PLAN

     The following statements in question-and-answer form constitute the Dividend Reinvestment and Stock Purchase Plan of American Water Works Company,Inc.

PURPOSES AND ADVANTAGES

1.  What is the purpose of the Plan?

     The purpose of the Plan is to provide registered holders of the Company's Common Stock and Senior Stock (its Preferred Stock and Preference Stock) with a simple, convenient and economical method of accumulating and increasing their investment in shares of Common Stock. Consequently, shareholders utilizing the Plan for arbitrage, or short-term income producing strategies, will have their participation in the Plan terminated by the Plan Administrator.

     All shares of Common Stock issued under the Plan will be purchased directly from the Company. Thus, the Plan will provide the Company with additional funds for general corporate purposes.

2.  What are the advantages of the Plan to participants?

     A shareholder who participates in the Plan ("Participant") will obtain the following advantages:

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          -- Dividends paid on all or part of a Participant's shares of
     Company stock will be reinvested in shares of Common Stock
     ("Reinvestment Purchases") at a discount of 2% from the applicable average market price.

          -- A Participant may choose to make additional purchases of Common Stock ("Optional Purchases"), in addition to the amount purchased through dividend reinvestment, at a discount of 2% from the applicable average market price, as long as the total amount of such Optional Purchases in the monthly investment period is not less than $100 nor more than $5,000. For this purpose, Plan accounts under common control or management will be aggregated and deemed to be one account. (See Question 18)

          -- A Participant will pay no brokerage fees or service charges for Reinvestment Purchases or Optional Purchases under the Plan.

          -- A Participant will receive statements reporting his or her purchases of Common Stock, thus simplifying investment record-keeping.

          -- The Plan allows a Participant flexibility in the amount of investments he or she wishes to make and the manner in which the investments are to be made. A Participant may choose to have Reinvestment Purchases made with all of his or her dividends or only a portion of them, may make Optional Purchases in any amount (subject to the limitations stated above and under Question 18), and may vary the amounts of such purchases from time to time.

PARTICIPATION

3.  Who is eligible to participate in the Plan?

     (a) Shareholders of record of the Company's Common Stock and Senior Stock, participants in the Company's ESOP and participants in the Company's Savings Plan, are eligible to participate in the Plan.

     (b) All residential and business customers of a Participating Subsidiary of the Company who reside, or whose business is located, in a state in which the Common Stock may be offered for sale are eligible to participate in the Plan. Such customers ("Eligible Customers") are required to have first purchased at least $100 of Common Stock in order to become Participants. (See Question 11) A Participating Subsidiary is a direct or indirect subsidiary that has been authorized by the Company to offer the Plan to its customers.

4.  How does an eligible shareholder participate?

     Anyone who is an eligible shareholder may join the Plan by completing an authorization form ("Authorization Form") and returning it to the Plan Administrator. An Authorization Form may be obtained by writing or calling the Plan Administrator.

5.  When may an eligible shareholder join the Plan?

     An eligible shareholder may join the Plan at any time. However, the Authorization Form must be received by the Plan Administrator before certain recurring deadlines in order for the shareholder's dividends to be promptly invested. (See Question 13)

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6.  How is the Authorization Form used?

     The Authorization Form is used to instruct the Plan Administrator to open an account for a Participant ("Plan Account") and to purchase Common Stock on the Participant's behalf. A Participant must furnish his or her Federal tax identification number to the Plan Administrator when opening a Plan Account, and that tax identification number will not be accepted for more than one Plan Account.

7.  How will Common Stock be purchased under the Plan?

     Under the Plan, the Plan Administrator will purchase Common Stock on the Participant's behalf by making Reinvestment Purchases of Common Stock, using the Participant's Common Stock and Senior Stock dividends, or by making Optional Purchases of Common Stock, using such payments (subject to the limitations stated under Question 18) as the Participant forwards for that purpose ("Optional Payments").

     All shares of Common Stock which the Plan Administrator purchases for a Participant under the Plan, whether through the reinvestment of dividends or with Optional Payments, will be credited to the Participant's Plan Account and held on his or her behalf by the Plan Administrator, unless other instructions are given. Thus, the shares purchased for a Participant under the Plan will be held separately from the shares of Common Stock which the Participant purchases (or has previously purchased) outside the Plan and holds in his or her own name.

 8. How does a Participant specify the extent of his participation in the Plan?

     On the Authorization Form, a Participant will specify the extent of his or her participation in the Plan by selecting one of the following investment options:

        Full Dividend Reinvestment -- All of the shares of Common Stock and Senior Stock held by the Participant outside the Plan will be subject to dividend reinvestment; thus, the dividends paid on all such shares will be reinvested in Common Stock at a price equal to 98% of the applicable average market price. In addition, the Participant may, at his or her discretion, make Optional Payments to be used for Optional Purchases of Common Stock at a price equal to 98% of the applicable average market price, subject to the limitations stated under Question 18.

        Partial Dividend Reinvestment -- Except for those shares which the Participant specifies he or she is to receive cash dividends, all of the shares of Common Stock and Senior Stock held by the Participant outside the Plan will be subject to dividend reinvestment; thus, the dividends paid on all but the specified shares will be reinvested in Common Stock at a price equal to 98% of the applicable average market price. The Participant may also, at his or her discretion, make Optional Payments to be used for Optional Purchases of Common Stock at a price equal to 98% of the applicable average market price, subject to the limitations stated under Question 18.

        Optional Purchases Only -- None of the shares of Common Stock or Senior Stock held by the Participant outside the Plan will be subject to dividend reinvestment; thus, the dividends paid on all such shares will be paid to the Participant in cash, as usual. However, the Participant may, at his or her discretion, make Optional Payments to be used for Optional

        Purchases of Common Stock at a price equal to 98% of the applicable average market price, subject to the limitations stated under Question 18.

     No matter which of the above options is chosen, all shares purchased under the Plan (regardless of whether they were Reinvestment Purchases or Optional Purchases) and held in the Plan Account will be subject to dividend reinvestment, and the dividends paid on all such shares will be reinvested in Common Stock at a price equal to 98% of the applicable average market price. In the event no investment option is specified, the Participant will be deemed to have selected the Full Dividend Reinvestment option.

 9. May a Participant change the extent of his or her participation in the Plan after enrollment?

     Yes, a Participant may change investment options at any time by completing a new Authorization Form and returning it to the Plan
Administrator. However, the new Authorization Form must be received before certain recurring deadlines in order for the change in investment options to be given effect promptly. (See Question 13)

10. How will certificates for new shares purchased under the Plan be issued?

     Normally, certificates for shares of Common Stock purchased under the Plan will not be issued to Participants. Thus, Participants need not be responsible for the safekeeping of the certificates representing their Plan share purchases. The number of shares credited to each Participant's Plan Account will be shown on his or her statement. (See Questions 12 and 22)

     A Participant may, however, request that all or part of the certificates representing shares purchased under the Plan be issued to him or her. To do so, a Participant must send a written request to the Plan Administrator. Only certificates for whole shares will be issued to Participants. If there are any fractions of whole shares in a Participant's Plan Account, certificates for those fractional shares will not be issued. Dividends on those shares for which certificates are issued to the Participant will be reinvested or paid in cash, as the Participant elects.

11.  How does an Eligible Customer participate?

     An Eligible Customer may join the Plan at any time by completing a customer enrollment form (the "Customer Enrollment Form") and returning it to the Plan Administrator. Customer Enrollment Forms may be obtained by request from the Plan Administrator. The Eligible Customer need not be a registered holder of Common Stock or Senior Stock but, by executing the Customer Enrollment Form, agrees to have at least $100 of Common Stock purchased on his or her behalf on the next Investment Date (as defined under Question 17) at a price equal to 98% of the applicable average market price. Each Customer Enrollment Form for an Eligible Customer must be accompanied by a check for at least $100.

ADMINISTRATION

12.  What are the duties of the Plan Administrator?

     The Plan Administrator will establish a Plan Account for each Participant, will cause all purchases of shares of Common Stock to be made for each Participant, will credit those purchases to the Participant's Plan Account, will keep a record of all such purchases, will hold the purchased shares (unless otherwise instructed in writing), and will send each Participant statements of his or her Plan Account.

REINVESTMENT PURCHASES

13.  When will Reinvestment Purchases be made?

     Reinvestment Purchases made with Common Stock dividends will be made quarterly, on the Common Stock dividend payment date for that quarter. Historically, dividend payment dates for the Company's Common Stock have been February 15, May 15, August 15 and November 15 of each year.

     Reinvestment Purchases made with Senior Stock dividends will be made quarterly, on the 15th day of the month during which the Senior Stock dividend payment date occurs (or the next business day if the 15th day is a Saturday, Sunday or other day on which the Plan Administrator is authorized to close). Historically, dividend payment dates for the Company's Senior Stock have been March 1, June 1, September 1 and December 1 of each year. No interest will be paid to any Senior Stock Participant on Senior Stock dividends held for Reinvestment Purchases.

     The dividend record dates corresponding to those dividend payment dates generally have been fifteen to twenty-one days prior to those dividend payment dates. To provide for dividend reinvestment of a given dividend payment, an Eligible Shareholder's Authorization Form must be received on or before the dividend record date for that dividend payment date. If an Authorization Form is received after the dividend record date, the pending dividend may be paid to the shareholder in cash and, in such event, the instructions will be given effect starting with the next dividend payment.

14.  How will Reinvestment Purchases be made?

     All shares purchased for Participants under the Plan will be newly-issued shares purchased directly from the Company. The number of shares to be purchased for each Participant through a Reinvestment Purchase will depend upon the amount of the dividends being reinvested and the price of the Common Stock. The Plan Administrator will purchase as many whole shares and fractional shares (computed to four decimal places) as can be purchased with that amount of dividends.

15. How will the price of shares purchased through Reinvestment Purchases be determined?

     The price of shares purchased through Reinvestment Purchases will be 98% of the average of the high and low sale prices for the Company's Common Stock for each of the last five days on which the Common Stock was traded prior to the dividend payment date, as published in The Wall Street Journal report of New York Stock Exchange composite transactions. However, no shares will be available for purchase under the Plan if the price so computed is less than the Common shareholders' equity per Common share (book value) as determined by the Company from time to time.

16. Will shares acquired through Reinvestment Purchases be subject to dividend reinvestment?

     Yes. All dividends paid on shares acquired through Reinvestment Purchases, so long as the shares are held in the Participant's Plan Account, will be reinvested in new shares of Common Stock. If certificates for shares acquired through Reinvestment Purchases are issued to the Participant, the dividends paid on such shares will continue to be reinvested unless the Participant elects to have them paid in cash by changing his or her investment option.

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OPTIONAL PURCHASES

17.  When may Optional Purchases be made?

     A Participant may make an Optional Purchase when enrolling in the Plan by enclosing an Optional Payment (a check drawn on a United States bank and in United States dollars and payable to "BankBoston, Plan Administrator") with the Authorization Form and returning it to the Plan Administrator, and the Optional Payment will be invested in shares of Common Stock on the next monthly investment date ("Investment Date"). Any initial payment submitted without an Authorization Form will be returned. After initial enrollment in the Plan, a Participant may make Optional Purchases as often as monthly by sending an Optional Payment with an Optional Purchase form to the Plan Administrator.

     In the event a Participant's Optional Payment is returned unpaid for any reason to the Plan Administrator by the bank on which it is drawn, the Plan Administrator will immediately sell from the Participant's Plan Account those shares purchased with the Optional Payment. A $25.00 fee will also be assessed against the Participant's Plan Account. If the net proceeds from the sale of the shares purchased with the Optional Payment is insufficient to cover the Optional Payment and $25.00 fee, the Plan Administrator may sell such additional shares from the Participant's Plan Account as necessary to satisfy the uncollected balance.

     Any Optional Payments that a Participant submits to the Plan Administrator will be invested in shares of Common Stock once each month on the Investment Date for that month, which will be the 15th day of the calendar month (or the next business day if the 15th day is a Saturday, Sunday or other day on which the Plan Administrator is authorized to close). No interest will be paid to any Participant on Optional Payments between the time the Plan Administrator receives them and the time they are invested. The last time that the Plan Administrator will accept Optional Payments for a given month is the close of business on the fifth business day prior to that month's Investment Date. Any payments received after that date will be invested on the Investment Date for the succeeding calendar month.

     If a Participant submits an Optional Payment, and then wishes to have it returned rather than invested, the Plan Administrator will not be obligated to return it unless a written request that it be returned is received no later than the close of business on the fifth business day prior to that month's Investment Date.

     A Participant is not obligated to make an Optional Purchase each month.

18.  In what amounts may Optional Purchases be made?

     The amount of Optional Purchases may vary from month to month. The minimum Optional Purchase is $100 and Optional Purchases may not be more than $5,000 on any Investment Date. For purposes of this limitation, all Plan Accounts under common control or management will be aggregated and deemed to be one account. The full amount of any month's Optional Purchase for a Plan Account must be submitted to the Plan Administrator in a single payment. The Plan Administrator will purchase as many whole shares and fractional shares (computed to four decimal places) of Common Stock as can be purchased with the amount submitted.

19. How will the price of shares purchased through Optional Purchases be determined?

     The price of shares purchased through Optional Purchases will be 98% of the average of the high and low sale prices for the Company's Common Stock for each of the last five days on which the

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Common Stock was traded prior to the monthly investment date, as published in The Wall Street Journal report of New York Stock Exchange composite transactions. However, no shares will be available for purchase under the Plan if the price so computed is less than the Common shareholders' equity per Common share (book value) as determined by the Company from time to time.

20. Will shares acquired through Optional Purchases be subject to dividend reinvestment?

     Yes. All dividends paid on shares acquired through Optional Purchases, so long as the shares are held in the Participant's Plan Account, will be reinvested in shares of Common Stock. If certificates for shares acquired through Optional Purchases are issued to the Participant, the dividends paid on such shares will continue to be reinvested unless the Participant elects to have them paid in cash by submitting a new Authorization Form to the Plan Administrator.

COSTS

21.  Are any fees or expenses incurred by a Participant in the Plan?

     Participants will incur no brokerage commissions or administrative charges for purchases made through the Plan. Certain charges may be incurred upon a Participant's withdrawal from the Plan, which are described under Question 24. In addition, certain charges will be incurred for Optional Payments returned unpaid, which are described under Question 17.

STATEMENTS AND REPORTS TO PARTICIPANTS

22.  What type of statements and reports will be sent to Participants?

     Each Participant will receive a statement after each transaction in his or her Plan Account, which will reflect the activity in the Plan Account for the year to date and the balance in the Plan Account.
Participants will also receive the same communications as other shareholders, including the Annual Report to Shareholders and the Notice of Annual Meeting and Proxy Statement.

WITHDRAWAL AND TERMINATION

23.  When and how may a Participant withdraw from the Plan?

     A Participant may withdraw from the Plan at any time by sending a written request for withdrawal, including his or her account number, to the Plan Administrator. A Participant who withdraws from the Plan may not join again for 12 months unless the Company consents.

24.  What happens when a Participant withdraws from the Plan?

     When a Participant withdraws from the Plan, he or she will be issued a certificate representing all of the whole shares credited to his or her Plan Account, and the Participant will receive a cash payment in an amount equal to the value of any fraction of a share credited to his or her Plan Account.

     If a Participant's request to withdraw from the Plan is received on or before a dividend record date, the withdrawal will be processed before the close of business on the record date and the Participant will receive the cash dividend paid on the dividend payment date. If the request to withdraw is received after a dividend record date, the cash dividend paid on the dividend payment date will be invested in Common Stock and the request for withdrawal will then be processed after this Reinvestment Purchase is credited to the Participant's Plan Account.

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
     If any Optional Payments are being held on a Participant's behalf at the time his or her request for withdrawal is received, the Plan Administrator will not be required to return them unless that request is received not later than the fifth business day prior to the next Investment Date. If the request is received after the fifth business day prior to the next monthly Investment Date, the Optional Payments will be invested in Common Stock and the request for withdrawal will then be processed.

     Upon tendering notice of withdrawal from the Plan, a Participant may request that all whole shares credited to his or her Plan Account be sold. The sale will be made as soon as practicable after receipt of the request. The Participant will receive the proceeds of the sale, less the brokerage commission, any transfer tax and a fee charged by the Plan Administrator equal to 5% of the gross proceeds, with a minimum fee of $1.00 and a maximum fee of $10.00.

25. May a Participant discontinue dividend reinvestment on shares held outside the Plan without withdrawing from the Plan?

     Yes, a Participant who wishes to discontinue the reinvestment of the dividends on the shares held outside the Plan may do so, without withdrawing from the Plan, by filing a new Authorization Form. However, the dividends on the shares held in the Plan Account will continue to be reinvested.

26. What happens if a Participant sells a portion or all of the shares of Common Stock or Senior Stock he or she holds outside the Plan?

     If a Participant sells all of the shares of Common Stock and Senior Stock held outside the Plan, the Company will continue to reinvest the dividends on the shares held in the Plan Account, unless instructed otherwise in writing. However, if less than one whole share is held in the Plan Account at the time the shares held outside the Plan are sold, the Participant will receive a cash payment for the fractional share, and the Plan Account will be closed.

     If a Participant who has chosen partial dividend reinvestment as the investment option sells a portion of the shares of Common Stock or Senior Stock held outside the Plan, the shares which are sold will be considered, to the extent possible, to have been those not subject to dividend reinvestment, and the shares which are retained will be considered to have been those subject to dividend reinvestment and will continue to be subject to such reinvestment.

27.  What happens if the Company terminates the Plan?

     If the Company terminates the Plan, the provisions listed under Question 24 above will apply, substituting the date of the termination of the Plan for the date the Participant's withdrawal request is received.

RIGHTS OFFERINGS AND SHARE DISTRIBUTIONS

28. What happens if the Company makes a rights offering or share distribution?

     In the event the Company makes a rights offering of any of its securities to shareholders of Common Stock, the Plan Administrator will promptly sell on the open market the rights attributable to all of the shares held in Participants' Plan Accounts. The Plan Administrator will then credit each Participant's Plan Account with his or her proportionate share of the proceeds of that sale, and those proceeds will be invested as Optional Payments on the next Investment Date. All Participants will be notified by the Company of any such rights offering. Therefore, any Participant who wishes to exercise his or her rights will be required to instruct the Plan Administrator to withdraw the Participant's Plan shares from the Plan prior to the record date for the rights distribution.

     Any dividend payable in Common Stock or any split shares, to the extent attributable to shares held in a Participant's Plan Account, will be added to that Participant's Plan Account. Any dividend payable in Common Stock or any split shares, to the extent attributable to shares held by a Participant outside the Plan, will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

TAXES

29. What are the Federal income tax consequences of participation in the Plan?

     The Company believes that the Federal income tax consequences of participating in the Plan will be as follows:

          (1) Participants will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the shares acquired from the Company with reinvested dividends. Fair market value for such purpose will be the average of the high and low sale prices for the Common Stock on the dividend payment date, and not the five-day average used to calculate the purchase price under the Plan. Participants who purchase shares with Optional Payments will be treated as having received a taxable dividend on the applicable Investment Date equal to the difference between the fair market value of such shares, determined under the rule set forth in the preceding sentence, and the amount paid for them.

          (2) The fair market value determined as set forth in paragraph
     (1) will be the tax basis for determining gain or loss upon any subsequent sale of shares.

          (3) A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the credit of such shares to such Participant's account. (See Questions 13 and 17)

     In the case of Participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, the Plan Administrator will reinvest an amount equal to the dividends of such Participants, less the amount of tax required to be withheld. The statements confirming purchases made for such Participants will indicate the net dividend payment reinvested.

30. What information will be provided to Participants for income tax purposes?

     As previously indicated under Question 22, each Participant will receive statements as to the transactions in his or her Plan Account. These statements should be retained for income tax purposes.

31.  Should Participants consult with their own tax advisers?

     Yes. Participants should consult with their own tax advisers for more information regarding the Federal, state and local tax consequences of participation in the Plan.

OTHER INFORMATION

32. How will a Participant's shares held under the Plan be voted at meetings of shareholders?

     Each Participant's Plan shares will automatically be voted in the same manner that his or her shares held outside the Plan are voted, either by proxy or in person. Matters involving written consents will also be handled in the same manner. If a Participant no longer holds shares outside the Plan, but shares remain in his or her Plan Account, those remaining shares will be voted in accordance with instructions received from the Participant. If no instructions are received, they will not be voted.

33. May shares held in a Participant's Plan Account be pledged or assigned?

     Shares credited to a Participant's Plan Account may not be pledged or assigned, and any such purported pledge or assignment shall be void. If a Participant wishes to pledge or assign such shares, a certificate for them must first be issued in his or her name.

34.  Who interprets and regulates the Plan?

     The Company reserves the sole right to interpret and regulate the Plan.

35.  May the Plan be terminated, suspended or amended?

     The Company may, in its sole discretion and by written notice, terminate at any time any Participant's participation in the Plan. The Company may at any time and for any reason terminate or suspend the Plan, or amend any provision of the Plan, and if it does so, it will send written notice to all Participants. All notices will be mailed to each Participant's address as shown on the Company's records. BankBoston reserves the right to resign as Plan Administrator, and the Company reserves the right to appoint a successor. The Company also reserves the right to discharge the Plan Administrator and the right to appoint a successor.

36.  What are the responsibilities of the Company and the Plan
     Administrator?

     In acting under the terms and conditions of the Plan as described in this Prospectus, neither the Company nor the Plan Administrator shall be liable for any act done in good faith or for any good faith omission to act including, without limitation, any failure, prior to receipt by the Plan Administrator of notice in writing of the death of a Participant, to terminate a Plan Account by reason of such death. In addition, neither the Company nor the Plan Administrator shall be liable with respect to the prices at which shares are purchased or sold for any Participant's Plan Account or the times when such purchases or sales are made or with respect to any fluctuation in the market value before or after such purchases or sales of shares.

                     MARKET PRICE RANGE AND DIVIDENDS

     The Common Stock is traded on the New York Stock Exchange. The following table shows the high and low sale prices per share of Common Stock, as published in The Wall Street Journal report of New York Stock Exchange composite transactions, and dividends declared per share, for the periods indicated:

                               PRICE RANGE
                             ----------------       DIVIDENDS
YEAR                          HIGH         LOW      DECLARED
----                          ----         ---      ---------
1996  First Quarter          $20 1/4      $18 1/4     $.175
      Second Quarter          20 1/8       17 3/4      .175
      Third Quarter           22           19 1/2      .175
      Fourth Quarter          21 3/4       18 7/8      .175

1997  First Quarter           24 1/2       19 7/8       .19
      Second Quarter          22 3/8       20 5/8       .19
      Third Quarter           22 1/2       20 3/4       .19
      Fourth Quarter          29 11/16     20 11/16     .19

1998  First Quarter           33 5/16      25 1/4      .205
      Second Quarter          33 3/16      31 1/8      .205
      (through April 6)

                              USE OF PROCEEDS

     The net proceeds from the sale of Common Stock by the Company for the Plan will be added to the general funds of the Company and used for its general corporate purposes, including but not limited to investment in its water utility subsidiaries.

                               LEGAL OPINION

     Legal matters in connection with the authorization and issuance of the shares of Common Stock offered hereby, and the Federal income tax consequences of participation in the Plan (discussed under Question 29), have been passed upon by Dechert Price & Rhoads, Philadelphia, Pennsylvania.

                                  EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price
Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 145 of the Delaware General Corporation Law,
Section 8 of Article II of the Company's By-laws provides that the Company shall indemnify any person who is a party to any suit or proceeding, whether civil, criminal or administrative, because such person is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer or employee of another corporation or enterprise, including an employee benefit plan, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding to the extent that such person is not otherwise indemnified and such indemnification is not prohibited by applicable law; and the Board of Directors of the Company may, and on request of any such person is required to, determine in each case whether or not the standards in any applicable statute have been met, or such determination may be made by independent legal counsel if the Board so directs or if the Board is not empowered by statute to make such determination.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

===========================================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                            ------------------

                                 CONTENTS


                                                         PAGE
                                                         ----

Incorporation of Certain Documents by
  Reference...........................................     2
Additional Information................................     2
The Company...........................................     3
The Plan Administrator................................     3
Provisions of the Plan................................     3
  Purposes and Advantages.............................     3
  Participation.......................................     4
  Administration......................................     6
  Reinvestment Purchases..............................     7
  Optional Purchases..................................     8
  Costs...............................................     9
  Statements and Reports to Participants..............     9
  Withdrawal and Termination..........................     9
  Rights Offerings and Share Distributions............    10
  Taxes...............................................    11
  Other Information...................................    12
Market Price Range and Dividends......................    13
Use of Proceeds.......................................    13
Legal Opinion.........................................    13
Experts...............................................    13
Indemnification of Directors and Officers.............    14

===========================================================================
1210-DRP

===========================================================================




                                  [LOGO]

                               Common Stock
                            ($1.25 Par Value)


                            ------------------
                                PROSPECTUS
                            ------------------


                           Dividend Reinvestment
                          and Stock Purchase Plan


                               April 16, 1998




===========================================================================

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          SEC registration fee . . . . . . . . . . . . . . . . . . $ 49,784
          Legal and Accounting fees and expenses . . . . . . . . .    7,000
          Printing . . . . . . . . . . . . . . . . . . . . . . . .   52,673
          Stock Exchange listing fees. . . . . . . . . . . . . . .    5,000
          Miscellaneous (including Blue Sky fees and expenses) . .    1,000

          Total. . . . . . . . . . . . . . . . . . . . . . . . . . $115,457

     Each amount set forth above, except for the SEC, is estimated. Each such amount is a cumulative restatement of prior estimates made in the original registration statement and each post-effective amendment filed since then.

Item 15.  Indemnification of Directors and Officers.

     This item is contained in the Prospectus.

Item 16.  Exhibits.

     See Exhibit Index on Page II-5.

Item 17.  Undertakings.

A.  Undertakings required by Item 512(a) of Regulation S-K

    The Company hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  Undertaking required by Item 512(b) of Regulation S-K

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Voorhees, New Jersey, on the 16th day of April, 1998.

                                    AMERICAN WATER WORKS COMPANY, INC.




                                    *By:  J. James Barr, President
                                          and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Name                             Title                          Date

*J. James Barr            President and Chief              April 16, 1998
                          Executive Officer,
                          Chief Financial Officer
                          and Director

*Robert D. Sievers        Comptroller                      April 16, 1998
                          (Chief Accounting Officer)

Name                             Title                          Date

*Marilyn W. Lewis        Chairman of the Board       )
                         of Directors                )
                                                     )
*William O. Albertini    Director                    )
                                                     )
*William R. Cobb         Director                    )
                                                     )
*Elizabeth H. Gemmill    Director                    )
                                                     )
*Henry G. Hager          Director                    )     April 16, 1998
                                                     )
*Nelson G. Harris        Director                    )
                                                     )
*Nancy W. Wainwright     Director                    )
                                                     )
*Paul W. Ware            Director                    )
                                                     )
*Ross A. Webber          Director                    )



*W. Timothy Pohl, by signing his name hereto, does sign this document on behalf of the persons indicated pursuant to powers of attorney duly executed by such persons.


By:  W. Timothy Pohl, Esq.
     Attorney-in-fact

                              EXHIBIT INDEX

                Exhibit Numbers are in accordance with the
                Exhibit Table in Item 601 of Regulation S-K
                -------------------------------------------


Exhibit No.                     Exhibit Description
-----------                     --------------------

     2          Plan of Acquisition, Reorganization, Arrangement,
                Liquidation, or Succession

                See "Dividend Reinvestment and Stock Purchase Plan" prospectus (as set forth in Part I of this Registration Statement)

    23          Consents of Experts and Counsel

                (a) Consent of Independent Accountants

                (b) Consent of Counsel

    24          Power of Attorney

                Power of Attorney of Directors and Officers of the Company (Exhibit 24 to the Company's Form S-3, SEC File Number 33-59059), is incorporated herein by reference.